Exhibit 99

Pacer International, Inc.	Page 1 of 2

Historical Quarterly Operating Segment Data 1/

(in millions)

	2006
	Q1	Q2	Q3	Q4	Year
Intermodal Segment
Revenues	$373.5	$357.3	$359.7	$401.2	$1,491.7

Operating expenses:
Cost of purchased transp. and services	284.2	272.4	262.5	302.6	1,121.7
Direct operating expenses (excl. depr.)	32.3	28.6	29.4	32.8	123.1
Selling, general and admin. expenses	26.2	27.2	27.2	27.9	108.5
Depreciation and amortization	1.5	1.4	1.4	1.5	5.8

Total operating expenses	344.2	329.6	320.5	364.8	1,359.1

Income from operations	$29.3	$27.7	$39.2	$36.4	$132.6

Logistics Segment
Revenues	$96.0	$101.3	$98.6	$101.1	$397.0

Operating expenses:
Cost of purchased transp. and services	78.0	83.3	81.1	83.2	325.6
Selling, general and admin. expenses	18.3	16.5	16.7	17.2	68.7
Depreciation and amortization	0.3	0.3	0.3	0.2	1.1

Total operating expenses	96.6	100.1	98.1	100.6	395.4

Income (loss) from operations	$(0.6)	$1.2	$0.5	$0.5	$1.6

1/	Data reflect the movement of the Company’s rail brokerage operations from the logistics segment to the intermodal segment. These reclassifications had no effect on the consolidated results of operations of the Company. The intermodal segment includes Stacktrain, cartage and rail brokerage units. The logistics segment includes the highway brokerage, truck services, international freight forwarding, supply chain management and warehousing and distribution services units.

Exhibit 99

Pacer International, Inc.	Page 2 of 2

Historical Quarterly Operating Segment Data 1/

(in millions)

	2005
	Q1	Q2	Q3	Q4	Year
Intermodal Segment
Revenues	$335.4	$336.2	$332.6	$398.4	$1,402.6

Operating expenses:
Cost of purchased transp. and services	251.8	255.4	248.9	293.6	1,049.7
Direct operating expenses (excl. depr.)	30.8	27.1	26.5	31.0	115.4
Selling, general and admin. expenses	27.5	27.3	26.4	30.0	111.2
Write-off of computer software	—	11.3	—	—	11.3
Depreciation and amortization	1.5	1.3	1.3	1.4	5.5

Total operating expenses	311.6	322.4	303.1	356.0	1,293.1

Income from operations	$23.8	$13.8	$29.5	$42.4	$109.5

Logistics Segment
Revenues	$124.9	$118.6	$109.1	$105.5	$458.1

Operating expenses:
Cost of purchased transp. and services	105.7	97.9	89.5	86.4	379.5
Selling, general and admin. expenses	17.4	18.8	18.1	17.6	71.9
Depreciation and amortization	0.3	0.4	0.3	0.3	1.3

Total operating expenses	123.4	117.1	107.9	104.3	452.7

Income from operations	$1.5	$1.5	$1.2	$1.2	$5.4

1/	Data reflect the movement of the Company’s rail brokerage operations from the logistics segment to the intermodal segment. These reclassifications had no effect on the consolidated results of operations of the Company. The intermodal segment includes Stacktrain, cartage and rail brokerage units. The logistics segment includes the highway brokerage, truck services, international freight forwarding, supply chain management and warehousing and distribution services units.